Exhibit (a)(5)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the Associated Series B No Par Preferred Shares Purchase Rights)

of

Tektronix, Inc.

by

Raven Acquisition Corp.

An indirect wholly owned subsidiary

of

Danaher Corporation

at $38.00 Net Per Share in Cash

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 15, 2007, UNLESS THE OFFER IS EXTENDED.

October 18, 2007

To Our Clients:

Enclosed for your consideration is an Offer to Purchase dated October 18, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, relating to an offer by Raven Acquisition Corp., an Oregon corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”), to purchase all of the outstanding shares of common stock, without par value (the “Shares”), of Tektronix, Inc., an Oregon corporation (“Tektronix”), at a purchase price of $38.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to Computershare Trust Company, N.A., (the “Depositary”), on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for delivery by book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1. The Offer price is $38.00 per Share, net to the seller in cash, without interest thereon.

2. The Offer is made for all of the outstanding Shares.

3. The Board of Directors of Tektronix has unanimously adopted the Merger Agreement (as defined herein) and approved the transactions contemplated thereby, including the Offer and the Merger (as defined herein), and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, holders of Shares, and recommends that holders of Shares tender their Shares to the Purchaser pursuant to the Offer.

4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 14, 2007, among Danaher, the Purchaser, and Tektronix (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Oregon Business Corporation Act (the “OBCA”), the Purchaser will be merged with and into Tektronix (the “Merger”). Following the effective time of the Merger (the “Effective Time”), Tektronix will continue as the surviving corporation and become an indirect wholly owned subsidiary of Danaher and the separate corporate existence of the Purchaser will cease. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by Danaher or the Purchaser, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, (2) any Shares held by shareholders who have properly exercised dissenters’ rights, if any, under the OBCA with respect to the Merger) and (3) any Shares held by any wholly owned subsidiary of Danaher (other than the Purchaser), the Purchaser or Tektronix, which Shares shall remain outstanding except that the number of such Shares shall be appropriately adjusted in the Merger) will, by virtue of the Merger and without any action on the part of the holders of the Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, upon surrender of the Share Certificate, less any required withholding taxes.

5. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on Thursday, November 15, 2007, unless the Offer is extended.

6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

7. The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares which (including any other Shares, directly or indirectly, owned by Danaher) represents at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (excluding any Shares issuable upon conversion of the Tektronix Convertible Notes) (the “Minimum Condition”), and (2) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or under any material applicable foreign statutes or regulations having expired or been terminated.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

2

Instructions with Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the Associated Series B No Par Preferred Shares Purchase Rights)

of

Tektronix, Inc.

by

Raven Acquisition Corp.

An indirect wholly owned subsidiary

of

Danaher Corporation

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated October 18, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to an offer by Raven Acquisition Corp., an Oregon corporation (the “Purchaser”) and an indirect wholly owned subsidiary of Danaher Corporation, a Delaware corporation, to purchase all outstanding shares of common stock, without par value, including the Associated Series B No Par Preferred Shares Purchase Rights (the “Shares”), of Tektronix, Inc., an Oregon corporation, at a purchase price of $38.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered*

Dated:                     , 2007

SIGN HERE

Signature(s)

Please Print

Address

Area Code and Tel

Tax Identification, or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined herein). The Offer (as defined in the Letter of Transmittal) is made solely by the Offer to Purchase dated October 18, 2007, and the related Letter of Transmittal, and any amendments thereto, and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, the Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.